Exhibit 16.1

March 28, 2016

Securities and Exchange Commission

100 F Street, N.E.

Washington, D.C. 20549-7561

Dear Sirs/Madams:

We have read Item 4.01(a) of HubSpot Inc.’s Form 8-K dated March 28, 2016, and we agree with the statements made therein. We have no basis on which to agree or disagree with the statements made in Item 4.01(b).

Yours truly,

/s/ DELOITTE & TOUCHE LLP